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Exhibit 5.1

Linklaters Loesch Avocats	4 Rue Carlo Hemmer P.O. Box 1107 L-1011 Luxembourg Telephone (352) 26 08 1 Facsimile (352) 26 08 88 88 tom.loesch@linklaters.com

Millicom International Cellular S.A.
75, route de Longwy
L-8080 Bertrange

26 January 2004

Ladies and Gentlemen:

Millicom International Cellular SA—Senior Convertible PIK Notes—F-3 Registration Statement

        We have acted as special Luxembourg counsel for Millicom International Cellular SA, in connection with the preparation and filing of a Registration Statement on Form F-3 (the "Registration Statement") by Millicom International Cellular SA (the "Company") in connection with a proposed aggregate maximum offering of US$ 63,531,000 2% Senior Convertible PIK Notes (the "Notes") issued by the Company and convertible into shares of common stock of Millicom International Cellular S.A.

        Terms and expressions defined or referred to in the Registration Statement, which are not otherwise defined herein, shall have the same meaning herein.

        We have also examined originals or copies of the following corporate documents:

  (i)
  a copy of the restated articles of incorporation of the Company dated 20 June 2003 which according a search carried out at Luxembourg registers open to the public and based upon our own records have since that been amended twice since such date to record share capital increases as a result of the conversion of certain Notes into shares of common stock of the Company (the "Articles of Incorporation");

  (ii)
  an extract from the Luxembourg Commercial and Companies Register concerning the Company dated 19 November 2003;

  (iii)
  a copy of the Registration Statement dated January 8, 2004; and

  (iv)
  the original Notes and Indenture.

        In our examination of the documents referred to above and in expressing our opinion, we have assumed without independent verification of any kind:

  –
  the genuineness of all signatures on all documents we have reviewed;

  –
  the authenticity of all such documents submitted to us as originals;

  –
  the conformity with the originals of all documents submitted to us as copies;

  –
  the Notes are and will remain in registered form;

  –
  the issue of the Notes will not be considered a public offering of securities within the meaning of Luxembourg law; and

  –
  the Notes will not be listed on the Luxembourg Stock Exchange.

        In rendering the following opinion, we are opining on the matters hereinafter referred to, only insofar as they are governed by the laws of Luxembourg as currently in effect and applied by the courts of Luxembourg. We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Luxembourg law.

        Based on and subject to the foregoing, we are of the opinion that:

1	The Company is a limited liability company (société anonyme) duly organized and existing under the laws of Luxembourg and has all requisite corporate power and authority to own its properties and to conduct its business as described in the Registration Statement and as set forth in its Articles of Incorporation.
2
The Indenture creating the Notes has been duly authorized, executed and delivered by the Company, the Notes constitute, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms and the terms and conditions of the Notes do not violate any mandatory provision of Luxembourg law applicable to the Company.
3
A competent Luxembourg court would recognise the non-exclusive irrevocable submission by the Company to the jurisdiction of any of federal or state courts sitting in the State of New York regarding any matter arising out of or in relation to the obligations of the Company under the Notes and such submission would be binding upon the Company.
4
The United States and Luxembourg do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws of the United States, would not be directly enforceable in Luxembourg, but would so upon fulfilment of applicable recognition (exequatur) proceedings.

        Our opinion is subject to the following qualifications:

  (i)
  the binding effect and validity of any obligations of or against the Company is subject to all limitations by reason of bankruptcy, insolvency, moratorium, controlled management, general settlement with creditors, liquidation, reorganisation and other laws of general application relating to or affecting the rights of creditors;

  (ii)
  the enforcement of any obligations of or against the Company will be subject to general statutory principles of Luxembourg law and no opinion is given herein as to the availability in a Luxembourg Court of any specific performance remedy, other than monetary damages, for the enforcement of any obligation related to the Company Indentures and this opinion should not be taken to imply that a Luxembourg Court would necessarily grant any remedy; in particular, orders for specific performance and injunctions will not be available;

  (iii)
  claims may become barred under the statutes of limitation or may be or become subject to defences of set-off or counterclaim;

  (iv)
  where obligations are to be performed in a jurisdiction outside Luxembourg they may not be enforceable in Luxembourg to the extent that performance would be illegal under the laws of that other jurisdiction;

  (v)
  any obligation to pay a sum of money in a currency other than the euro will be enforceable in Luxembourg in terms of euro only. Monetary judgments may be expressed in a foreign currency or its euro equivalent at the time of judgment or payment;

  (vi)
  obligations to make payments that may be regarded as penalties might not be enforceable;

  (vii)
  a Luxembourg court will not necessarily award costs and disbursements in litigation in accordance with contractual provisions in this regard;

  (viii)
  a certificate, determination, calculation or designation of any party to the foregoing instruments as to any matter provided therein might be held by a Luxembourg court not to be conclusive, final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis or in the event of manifest error;

  (ix)
  the admissibility as evidence of documents or agreements before a Luxembourg Court or Public Authority ("autorité constituée") to which the documents or agreements are produced may require that the documents or agreements come with a complete or partial translation into French or German and registration of the documents or agreements might be ordered and a registration fee become payable if the documents or agreements were to be adduced as evidence before a Luxembourg Court or exhibited before another official authority ("autorité constituée") in Luxembourg;

  (x)
  as regards jurisdiction, a Luxembourg Court may stay proceedings if concurrent proceedings between the same parties and on the same grounds have been brought previously before another Court; and

  (xi)
  we make no comment with regard to any representations which may be made by the the Company in the Registration Statement.

        This opinion speaks as of its date and is confined to and is solely given on the basis of the laws of Luxembourg as applied by the Luxembourg Courts and as presently in force. We undertake no responsibility to notify any addressee of this opinion of any change in the laws of Luxembourg or their construction or application after the date of this opinion.

        In this opinion, Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that it is given under Luxembourg law and case law and that any issues of interpretation arising thereunder will be governed by Luxembourg law and be brought before a Luxembourg Court.

        We express no opinion as to any laws other than the laws of Luxembourg and we have assumed that there is nothing in any other law that affects our opinion. In particular, we have made no independent investigation of the New York law as the basis for the opinion stated herein and do not express or imply any opinion on such law.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the rules and regulations promulgated thereunder.

        This opinion is being delivered to you solely for your information in connection with the above matter. This letter addresses matters only as of the date hereof, may not be relied upon in any manner by any other person and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission.

Sincerely,

/s/ Tom Loesch

Tom LOESCH

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  Exhibit 5.1